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                                                                     EXHIBIT k.5

                         STOCK TRANSFER AGENCY AGREEMENT

         This STOCK TRANSFER AGENCY AGREEMENT (the "Agreement"), effective as of February ___, 2004 (the "Effective Date"), is between Brantley Mezzanine Capital Corp. (the "Company"), a Maryland corporation, with its principal office at 3201 Enterprise Parkway, Suite 350, Beachwood, Ohio 44122, and Computershare Investor Services, LLC ("Computershare"), a Delaware limited liability company, with its principal office at Two North LaSalle Street, Chicago, Illinois.

         WHEREAS, the Company desires to enter into an agreement with Computershare to provide transfer agent, registrar and other administrative services as set forth in this Agreement and the Schedules and Exhibits attached hereto; and

         WHEREAS, Computershare desires to provide such services to the Company;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.       DEFINITIONS

         (a) Whenever used in this Agreement, the following words and phrases shall have the following meanings:

                  (i) "Affiliate" means, with respect to any party to this Agreement, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. As used herein, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

                  (ii) "Board" means the Board of Directors of the Company, and where a committee thereof is authorized to take action on behalf of the Board, it shall also mean such committee.

                  (iii) "Business Day" means any day other than a Saturday, a Sunday, or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

                  (iv) "Officer" means the Company's President, Senior Vice Presidents, Vice Presidents, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer, or any other employee of the Company duly authorized (which authorization shall be certified by the Company's Secretary) to execute any certificate, instruction, notice or other instrument on behalf of the Company.

                  (v) "Out-of-Pocket Expense" means any expense reasonably incurred by Computershare pursuant to this Agreement, including but not limited to the items listed in Schedule B, attached.

                  (vi) "Shares" mean any or all of each class of the shares of capital stock of the Company which from time-to-time are authorized or issued by the Company and identified in a Certificate of the Secretary of the Company.

2.       APPOINTMENT OF COMPUTERSHARE

         (a) The Company hereby appoints Computershare to perform the services described herein and in the Schedule A attached hereto (the "Services"), and Computershare hereby accepts such

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appointment and agrees to perform the Services on a non-exclusive basis in accordance with the terms hereinafter set forth.

         (b) This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving sixty days (60) prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

         (c) The Company shall pay Computershare for the Services in accordance with the fees set forth on Schedule B (the "Fees") hereto, which such Schedule may be amended from time to time by the mutual consent of the parties hereto.

         (d) The Company shall deliver promptly to Computershare the following documents:

                  (i) A copy of the Company's Articles of Incorporation, by-laws and any amendments thereto;

                  (ii) A list of the Officers authorized to provide instructions to Computershare;

                  (iii)    Specimen certificate text for each class of Shares;

                  (iv) Any final listing application for additional amounts of listed securities; and

                  (v) Any registration statement relating to the Company's securities;

         (f) The Company shall promptly notify Computershare in writing as to:

                  (i) the existence or termination of any restrictions on the transfer of any Shares;

                  (ii) the application or removal of a legend restricting the transfer of any certificate;

                  (iii) the substitution of a Share certificate without such legend with a Share certificate bearing a legend restricting such Share's transfer;

                  (iv) any authorized but unissued Shares reserved for specific purposes;

                  (v) outstanding shares that are exchangeable for Shares and the basis for exchange;

                  (vi) instructions regarding, among other things, dividends for foreign holders; and

                  (vii) the requirement for a stop transfer order to attach to any Shares or for any other notation or transfer restriction to attach to any Shares.

3.       ISSUANCE AND TRANSFER OF SHARES

         (a) Except where a stop transfer order has been entered for an account, Computershare shall transfer, pursuant to its normal operating procedures, Shares upon: (i) the presentation to Computershare of Share certificates properly endorsed for transfer if such shares are in certificate form; or (ii) upon the presentation to Computershare of stock transfer instructions properly endorsed if Shares are in uncertificated form. Such endorsed Shares and transfer instructions shall be accompanied by such documents as are reasonably necessary to evidence the authority of the person making the transfer, and

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bearing satisfactory evidence of the payment of applicable stock transfer taxes.
With respect to any transfer, Computershare will require a medallion guarantee of signature by a bank, trust company or other financial institution that is a qualified member of the Medallion Guarantee Program. Computershare may refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized.

         (b) With respect to Shares in certificate form, certificates representing Shares that are subject to restrictions on transfer (e.g., securities acquired pursuant to an investment representation, securities held by controlling persons and securities subject to stockholders' agreements) shall be stamped with a legend describing the extent and conditions of the restrictions or referring to the source of such restrictions. With respect to any proposed transfer of control or restricted securities (as defined in the Securities Exchange Act of 1934), Computershare may request a legal opinion from the Company's counsel.

         (c) Computershare is hereby authorized and directed to issue and register, without notice or approval by the Company, new Share certificates to replace certificates reported lost, stolen, mutilated or destroyed, upon compliance with Computershare's policies, which includes receipt by Computershare of: (i) an affidavit of non-receipt; and (ii) an open penalty bond of indemnity in a form and substance and from a surety company satisfactory to Computershare. In each such case, the shareholder shall be solely responsible for the payment of any premium.

         (d) In the event that a certificate is, for any reason, in the possession of Computershare and has not been claimed by the registered holder or cannot be delivered to the registered holder through customary channels, Computershare shall continue to hold such certificate for the registered holder subject to applicable abandoned property regulations or other laws.

         (e) Computershare shall not be responsible for the payment of any original issue or other taxes, fees or imposts required to be paid by the Company or a purchaser of Shares in connection with the issuance or purchase of any Shares.

4.       LIMITATION OF LIABILITY/CONCERNING COMPUTERSHARE

         (a) The Company agrees that Computershare shall not be liable for any action taken or omitted to be taken in connection with this Agreement, except that Computershare shall be liable for direct losses incurred by the Company arising out of Computershare's negligence or willful misconduct. In the event that Computershare is negligent under this Agreement, Computershare's liability shall be limited to the greater of $31,500 or three times the current annual fee, as described in Schedule B, plus additional transactional based fees paid by the Company over the last three years. In the event of gross negligence or willful misconduct on the part of Computershare, there shall be no cap on Computershare's liability hereunder. The parties hereto agree that, in light of the unique characteristics of each instance in which Services are to be performed, Computershare makes no representation or warranty that any of the Services shall be performed at in a manner unreasonably requested by the Company or without appropriate notice to Computershare, and Computershare shall not be liable for any change in the market value of any security in connection therewith. Under no circumstances shall either party be liable for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if such party has been advised of the possibility of such loss or damage.

         (b) Notwithstanding anything to the contrary, Computershare shall not be liable in connection with:

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                  (i)      The legality of the issue, sale or transfer of any
Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Company to request such issuance, sale or transfer;

                  (ii) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Company to request such purchase;

                  (iii) The legality of the declaration of any dividend by the Company, or the legality of the issue of any Shares in payment of any stock dividend;

                  (iv) The legality of any recapitalization or readjustment of the Shares;

                  (v) Reasonably acting upon any oral instruction, writing or document reasonably believed by Computershare to be genuine and to have been given, signed or made by an Officer; and

                  (vi) Processing Share certificates that it reasonably believes bear the proper manual or facsimile signatures of an Officer and the proper counter-signature of Computershare or the prior transfer agent or registrar.

         (c) In providing Services under this Agreement, Computershare may rely upon any listing applications, letters, or other written instruments executed by an Officer and directed to the Exchange and upon any legal opinion submitted to the Exchange by the Company as though such letters, instruments, or opinions had been addressed or submitted to Computershare itself, and with the same rights of indemnification by the Company set forth in Section 6 hereof.

         (d) At any time, Computershare may apply to the Company for oral or written instructions with respect to any matter arising in connection with the provision of the Services and Computershare's duties and obligations under this Agreement.

         (e) Computershare shall maintain: (i) a record of all Share ownership by the Company's shareholders of record; (ii) a record of all Share transactions, including all issuances of Shares, transfers, and Share replacements, performed by Computershare (iii) a record of all dividend activity; (iv) a record of restrictions on any Shares of which it has been informed; and (v) a record of all other matters relating to the services provided by Computershare hereunder. At the Company's expense, Computershare shall maintain on the Company's behalf, for safekeeping or disposition by the Company in accordance with law, such records, papers, Share certificates that have been canceled in transfer or exchange, and other documents accumulated in the execution of its duties hereunder. Computershare may, in its discretion, return canceled Share certificates to the Company and the Company shall be obligated to retain the certificates as required by law. The records maintained by Computershare pursuant to this paragraph shall be considered to be the property of the Company and shall be made available during normal business hours upon five (5) days notice to Computershare by an Officer.

         (f) Computershare shall use its reasonable best efforts to safeguard the inventory of blank stock certificates maintained by Computershare and shall maintain insurance coverage protecting Computershare and its clients against foreseeable losses, costs and expenses arising out of the loss or theft of any such certificates.

         (g) In the event of any Officer that shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates dies, resigns or removed prior to issuance of such Share certificates, unless otherwise instructed by the Company, Computershare may issue such Share certificates as the Share certificates of the Company notwithstanding such death, resignation or removal,

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and the Company shall promptly deliver to Computershare such approvals, adoptions or ratification as may be required by law.

5.       TERMINATION

         (a) Upon providing written notice, either party may terminate this Agreement upon 60 days written notice and may immediately terminate this agreement upon the occurrence of any of the following: (i) any breach of any material provision of this Agreement and, where the breach is capable of remedy, failure to remedy the breach within thirty (30) days after receiving written notice of such breach; (ii) any breach of any material provision of this agreement that is not capable of remedy; (iii) any party: (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it; (B) makes any assignment or general arrangement for the benefit of creditors; or (C) has a liquidator, administrator, receive, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (iv) any failure to make, when due, any payment required to be made under the Agreement if such failure is not remedied within thirty (30) Business Days after written notice.

6.       INDEMNIFICATION

         (a) The Company agrees to indemnify and hold harmless Computershare and its Affiliates and each of their directors, officers, employees, attorneys and agents (collectively, the "Indemnified Parties"), from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Computershare as a result (directly or indirectly) of or relating to: (i) Computershare's provision of Services under this Agreement, (ii) any actions taken or not taken by any former agent of the Company; and (iii) the validity of stock issued by the Company, unless finally determined by a court of competent jurisdiction that such Losses have resulted from the negligence, gross negligence or willful misconduct of such Indemnified Party.

         (c) Computershare shall at all times act in good faith and agrees to use its reasonable best efforts to insure the accuracy of all services provided under this Agreement and further agrees to indemnify and hold harmless the Company and its Affiliates and each of their directors, officers, employees, attorneys and agents (collectively, the "Indemnified Parties"), from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Company as a result (directly or indirectly) of Computershares's provision of Services under this Agreement, unless finally determined by a court of competent jurisdiction that such Losses have resulted from the negligence, gross negligence or willful misconduct of such Indemnified Party.

         (b) This Section 6 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

7.       REPRESENTATIONS AND WARRANTIES.

         (a) The Company represents and warrants that: (i) it has full power, authority and capacity to execute and deliver this Agreement and perform its obligations hereunder, and that this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally; and (ii) the Company is, and shall remain, in compliance with the rules and regulations of the securities exchange or market upon which its Shares are listed (the "Exchange") for the listing of additional shares sufficiently in advance to permit Computershare, upon

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receipt of such authorizations as may be required by the Exchange, to execute timely issuance and delivery as transfer agent and as registrar of certificates representing such additional shares.

         (b) Computershare represents and warrants that (i) it has full power, authority and capacity to execute and deliver this Agreement and perform its obligations hereunder, and that this Agreement constitutes a legal, valid and binding obligation of Computershare, enforceable against Computershare in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally; and (ii) it is a duly registered transfer agent under the Securities Exchange Act of 1934.

         (c) This Section 7 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

8.       BILLING AND PAYMENT

         (a) Computershare shall bill the Company monthly in arrears for the Fees incurred during the previous month. The Company shall pay Computershare the full amount of each such invoice within thirty (30) days from the date of the invoice.

9.       CONFIDENTIALITY

         (a) Under this Agreement, each party shall have access to certain confidential information belonging to the other party, which information shall include all nonpublic information pertaining to the disclosing party, its parent, subsidiaries, affiliates, employees, customers, representatives and vendors (including without limitation all information furnished prior to the date of this Agreement) furnished by or on behalf of the disclosing party to the receiving party, directly or indirectly, by any means ("Confidential Information").

         (b) The parties acknowledge that except as necessary for Computershare to service the account, any party to comply with its regulatory obligations or for either party to perform its obligations under the Agreement:
(i) all Confidential Information is confidential; (ii) the parties will keep all Confidential Information confidential and will not disclose the same; (iii) the parties will use Confidential Information only as required by this Agreement;
(iv) the parties will not create a list or other compilation containing any Confidential Information for any purpose other than to perform under this Agreement; (v) except as expressly provided for herein, the parties will not provide, directly or indirectly, the Confidential Information to any other party for any purpose.

         (c) In the event that either party receives a request or becomes legally compelled to disclose any Confidential Information belonging to the other party, recipient will provide the other party with prompt notice of the request and shall disclose only that portion of the Confidential Information that recipient is legally obligated to disclose.

         (d) The parties agree that all Confidential Information is proprietary to the disclosing party. Except for (i) any information initially provided by the Company to Computershare and (ii) Personal Data (as defined herein), all information or materials, including all microfiche, electronic mails, hard or soft documentation, computer or data system information, financial information, customer or vendor information, business operations, lists, files, records, source documents, and other materials provided by Computershare to the Company under this Agreement shall be the sole and exclusive property of Computershare.

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         (e)      This Section 9 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

10.      ADDITIONAL PROVISIONS

         (a) FORCE MAJEURE. Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in performance or observance of any provision contained herein by reason of acts of God, riots, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar cause (including, but not limited to, mechanical, electronic or communications interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

         (b) SEVERABILITY. If any part of this Agreement, for any reason, is declared invalid, it shall be deemed restated to reflect as nearly as possible in accordance with applicable law the original intentions of the parties. The remainder of this Agreement shall continue in effect as if the Agreement had been entered into without the invalid portion.

         (c) STATUS OF PARTIES. The relationship of the parties to each other in the execution and performance of the Agreement shall be that of independent contractors. Nothing in the Agreement or with respect to the obligations or services of Computershare in connection with the Agreement shall constitute Computershare a fiduciary of the Company or any other person.

         (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original hereof, and it will not be necessary in making proof of this Agreement to produce or account for more that one counterpart hereof.

         (e) ENTIRE AGREEMENT. This Agreement sets forth the full understanding between the parties with respect to its subject matter and integrates all prior agreements, discussions and understandings.

         (f) NOTICES. Any notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

                  If to the Company:

                                         Attn:  Tab A.Keplinger
                                         3201 Enterprise Parkway, Suite 350
                                         Beachwood, Ohio 44122

                  If to Computershare:   Computershare Investor Services, LLC
                                         Two North LaSalle Street
                                         Chicago, Illinois 60602
                                         Attn: Charlie Zade
                                         Fax: (312) 601-4348

                                         with a copy to:

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                                         Computershare Investor Services, LLC
                                         Two North LaSalle Street
                                         Chicago, Illinois 60602
                                         Attn: Director, Relationship Management
                                         Fax: (312) 735-4310

         (g) MODIFICATION. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties. Any duly authorized Officer may amend any certificate naming Officers authorized to execute and deliver certificates, instructions, notices or other instruments, provided such amendment is certified by the Company's Secretary, and the Secretary may amend any certificate listing the shares of capital stock of the Company for which Computershare performs services hereunder.

         (h) SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns.

         (i) ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may, without the consent of the other party, assign the Agreement to an Affiliate of that party or a purchaser of all or substantially all of that party's assets used in connection with performing this Agreement.

         (j) ABSENCE OF THIRD-PARTY BENEFICIARIES. The provisions of the Agreement are intended to benefit only Computershare and the Company, and no rights shall be granted to any other person by virtue of this Agreement.

         (k) APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to choice of law principles), and the parties hereby consent to the exclusive jurisdiction of courts in Illinois (whether state or federal) over all matters relating to this Agreement.

                            [SIGNATURES ON NEXT PAGE]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                         BRANTLEY MEZZANINE CAPITAL CORP.

                                              By: ____________________________

                                            Name: ____________________________

                                           Title: ____________________________

                                         COMPUTERSHARE INVESTOR SERVICES, LLC

                                              By: ____________________________

                                            Name: ____________________________

                                           Title: ____________________________

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                                   SCHEDULE A

                                SCOPE OF SERVICES

         Pursuant to Section 2(a) of the Agreement, Computershare agrees to provide the Services set forth below. Any service not specifically set forth below is not within the scope of Services and shall be subject to additional fees.

TRANSFER PROCESSING AND ACCOUNT MAINTENANCE

     -    Provide services of administrative team led by a Relationship Manager;

     - Maintain records of: (i) Share ownership by the Company's shareholders of record; (ii) Share transactions, including all issuances of Shares, transfers, and Share replacements performed by Computershare; (iii) restrictions on any Shares of which it has been informed; and (iv) all other matters relating to the Services;

     - Issue and register transfer requests by issuing certificates or, if applicable, through the Direct Registration System;

     -    Process legal and restricted stock transfers;

     -    Place and remove stop transfers orders;

     - Replace lost, stolen or destroyed securities in accordance with UCC guidelines and Computershare policy;

     -    Process option exercises within 24 hours;

     -    Obtain W-9 and W8-BEN certifications; and

     -    Comply with SEC mandated annual lost shareholder search.

SHAREHOLDER SERVICES AND COMMUNICATIONS

     -    Provide Company specific shareholder contact number;

     -    Provide IVR 24/7 (subject to routine system maintenance);

     -    Respond to shareholder inquiries (written, e-mail and web);

     -    Record all shareholder calls;

     - Provide via the web, shareholder account information, transaction capabilities; and downloadable forms and FAQ's 24/7 (subject to routine system maintenance).

ANNUAL MEETING SERVICES

     -    Provide certified shareholder list as of record date;

     -    Provide affidavit of mailing;

     -    Tabulate returned proxies;

     -    Provide for internet and telephone voting (separate charge applies);

     -    Provide access to voting results during tabulation;

     -    Provide solicitor with reports during tabulation;

     - Receive and merge outside files with common register (separate charge applies);

     -    Perform special sorts as requested;

     -    Provide copies of shareholder comments;

     -    Re-mail conflicting vote proxies and improperly executed proxies;

     -    Maintain ADP link to receive broker/bank vote transmissions;

     -    Serve as Inspector of Election and provide on-site proxy voting;

     -    Provide Final Vote certification; and

     -    Provide final voted proxy list.

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 QUARTERLY DIVIDEND DISBURSEMENT

     - Make payment of cash dividends to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or mailing address. Dividends are to be funded by the day checks are placed in the mail;

     - Alternatively, upon proper request by a registered shareholder, and provided that funds are on hand at Computershare on or prior to the payment date, make payment to such shareholder through the Automated Clearing House in accordance with the instructions provided by the shareholder; and

     - File with the proper federal, state and local authorities such appropriate information returns as are required by law to be filed by the Company concerning the payment of dividends and distributions.

DIVIDEND REINVESTMENT PLAN SERVICES

     - Perform services per the terms and conditions in the specific plan document, attached hereto and made a part of, including:

               -    Administer and maintain plan accounts;

               -    Enroll new participants;

               - Process shareholder requests (sales, share withdrawals, optional cash investments);

               -    Distribute plan literature;

               -    Reinvest dividends;

               -    Provide for ACH investments, if applicable; and

               - Send detailed plan statements to participants after every transaction.

ESCHEATMENT SERVICES

     - Prepare and file annual abandoned/unclaimed property reports in accordance with each state's abandoned property laws;

     -    Provide release and indemnification reports when required;

     - Maintain records of each state filing and update shareholder files accordingly; and

     -    Complete reasonable due diligence prior to each filing.

GENERIC CERTIFICATES

     - Design and produce Generic Stock Certificates. Subject to the Company providing required information pursuant to section 3(d)(v) of the agreement.

     -    Complete reasonable due diligence prior to each filing.

ADDITIONAL ITEMS

     - Computershare may perform additional services upon request for an additional fee. Such additional fees shall be based upon the nature of the work required (e.g., stock splits, secondary offerings, additional stock class offerings, etc.); programming and staff time will be billed at the then current rates.

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                                   SCHEDULE B

                                STATEMENT OF FEES

FEES

ANNUAL MANAGEMENT FEE:

The annual fee of $10,500 for our services as transfer agent will be billed monthly.

This fee covers all accounts maintained (up to 1,000 accounts, a per account fee of $4.00 will apply to all accounts above 1,000), transfers (certificated, book, legal, etc.), shareholder communications, standard management reports, standard annual meeting organization and online issuer and investor access.

ADDITIONAL TRANSACTION BASED FEES:

Escheatment

     -    Annual administration          $ 1,000.00

     -    State report fee               $   100.00 per report

     -    SEC search fee                 $     2.00 per account

     -    Account processed              $     1.00 per account

Generic Certificates

     -    One time set-up fee            $   150.00

     -    Per certificate issued         $     0.75

Dividend Disbursement Services

     -    EFT / ACH enrollment           $     3.00 per enrollment

     -    Purchase                       $     0.10 /share commission

     -    Sales                          $    10.00 Fee + $0.12/share commission

OUT-OF-POCKET EXPENSES

-    Out-of-pocket expenses shall include, but not be limited to the following:
     (i) postage (paid in advance of mailing); (ii) overnight delivery charges;
     (iii) printing; (iv) broker, registrar, bank and stock exchange fees; (v) telephone line charges; and (vi) supplies (such as envelopes, checks, proxy materials, statements, etc.).

ADDITIONAL SERVICES

- Separate fee estimates for services such as corporate actions and other services not included in this proposal will be provided upon request by and discussion with you prior to Computershare taking any action.

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